EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER FISCAL 2017 FINANCIAL RESULTS

▪

Fourth quarter net revenues of $100.8 million compared to net revenues of $107.5 million for the same period of fiscal 2016.  Fourth quarter net loss of $(3.7) million, or $(0.30) per diluted share, for the three months ended September  30, 2017, compared to net income of $3.2 million, or $0.25 per diluted share, for the same period of fiscal 2016.

▪

Net revenues of $395.2 million and net loss of $(10.2) million, or $(0.83) per diluted share, for fiscal 2017, compared to net revenues of $406.4 million and net income of $5.0 million, or $0.40 per diluted share, for fiscal 2016.

▪	Backlog of $177.3 million at September 30, 2017, a decrease of 2.0% from $180.9 million at June 30, 2017.
▪	Capital investment in fiscal 2017 of $15.0 million and forecast for capital spending in fiscal 2018 of $17.0 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 16, 2017 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year-ended September  30, 2017.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“During the fourth quarter, conditions in the industrial gas turbine and chemical processing markets remained challenging with weak demand, competitive pricing and few specialty application projects, however our revenue in the aerospace market reached its highest level of the year,” said Mark Comerford, President and Chief Executive Officer. “We  also experienced improved project order entry late in the quarter, most notably for our patented HASTELLOY® B-3® alloy, providing some optimism for project shipments in the chemical processing market in calendar 2018.  The aerospace market continues to show solid demand which we expect will continue through 2018.  We expect that our capital investments in our flat products area will enable us to meet anticipated aerospace demand in 2018.”

4th Quarter Results

Net Revenues.   Net revenues were $100.8 million in the fourth quarter of fiscal 2017, a decrease of 6.3% from $107.5 million in the same period of fiscal 2016.   Volume was 4.7 million pounds in the fourth quarter of fiscal 2017, an increase of 6.2% from 4.4 million pounds in the same period of fiscal 2016.  The increase in volume was primarily due to increased demand in the chemical processing and other markets during the fourth quarter of fiscal 2017, partially offset by continued weak demand in the industrial gas turbine market.  The product-sales average selling price was $19.80 per pound in the fourth quarter of fiscal 2017, a decrease of 13.4% from $22.86 per pound in the same period of fiscal 2016.  The average selling price decreased due to a lower value product mix and increasing pricing competition, which decreased average selling price per pound by approximately $3.42 and $0.70, respectively, partially offset by higher raw material market prices, primarily cobalt prices, which increased average selling price per pound by approximately $0.86.

Cost of Sales. Cost of sales was $95.0 million, or 94.3% of net revenues, in the fourth quarter of fiscal 2017 compared to $94.2 million, or 87.6% of net revenues, in the same period of fiscal 2016. Cost of sales in the fourth quarter of fiscal 2017 increased by $0.8 million as compared to the same period of fiscal 2016 primarily due to increased volumes and higher pension costs partially offset by lower inventory adjustments.

Gross Profit.  As a result of the above factors, gross profit was $5.8 million for the fourth quarter of fiscal 2017, a decrease of $7.5 million from the same period of fiscal 2016, driven by less favorable product mix as a result of fewer specialty application projects. Gross margin as a percentage of net revenue decreased to 5.7% in the fourth quarter of fiscal 2017 as compared to 12.4% in the same period of fiscal 2016.

Selling, General and Administrative Expense. Selling, general and administrative expense was $11.0 million for the fourth quarter of fiscal 2017, an increase of $0.3 million from the same period of fiscal 2016.  This increase is attributable to foreign exchange fluctuations of $0.7 million and higher pension expense, partially offset by tighter spending controls.   Selling, general and administrative expense as a percentage of net revenues increased to 10.9% for the fourth quarter of fiscal 2017 compared to 9.9% for the same period of fiscal 2016.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 1.0% of revenue, for the fourth quarter of fiscal 2017, similar to the same period of fiscal 2016.

Operating Income/(Loss).  As a result of the above factors, operating loss in the fourth quarter of fiscal 2017 was $(6.2) million compared to operating income of $1.7 million in the same period of fiscal 2016.

Income Taxes.  Income tax benefit was $2.7 million in the fourth quarter of fiscal 2017, a difference of $1.1 million from a benefit of  $1.6 million in the fourth quarter of fiscal 2016. The effective tax rate for the fourth quarter of fiscal 2017 was 42.6%, compared to 99.0% in the same period of fiscal 2016.  In the fourth quarter of each fiscal year, it is common to have income tax adjustments as prior-year tax income tax filings are completed, and previously estimated taxable income becomes known.  In fiscal 2016, such adjustments were favorable to our normalized effective tax rate as compared to fiscal 2017.

Net Income/(Loss).  As a result of the above factors, net loss in the fourth quarter of fiscal 2017 was $(3.7) million, a difference of $6.8 million from net income of $3.2 million in the same period of fiscal 2016.

Fiscal 2017

Net Revenues.  Net revenues were $395.2 million in fiscal 2017, a decrease of 2.7% from $406.4 million in fiscal 2016, due to a decrease in average selling price per pound partially offset by an increase in volume. The average product selling price was $20.30 per pound in fiscal 2017, a decrease of 4.7%, or $(1.01), from $21.31 per pound in fiscal 2016. Volume was 18.1 million pounds in fiscal 2017, an increase of 0.8% from 18.0 million pounds in fiscal 2016 with increases in the aerospace, chemical processing and other markets. The average product selling price per pound decreased as a result of pricing competition and lower levels of specialty application projects, which decreased average selling price per pound by approximately $1.35 and a lower-value product mix, which decreased average selling price per pound by approximately $0.43, partially offset by higher raw material market prices, which increased average selling price by approximately $0.77 per pound.

Cost of Sales.  Cost of sales was $365.5 million, or 92.5% of net revenues, in fiscal 2017 compared to $358.8 million, or 88.3% of net revenues, in fiscal 2016. Cost of sales in fiscal 2017 increased by $6.7 million as compared to fiscal 2016 primarily due to higher volume, higher raw material costs and increased pension expense, partially offset by a lower-value product mix sold.

Gross Profit.  As a result of the above factors, gross margin was $29.7 million for fiscal 2017, a decrease of $17.9 million from $47.6 million in fiscal 2016 driven by less favorable product mix as a result of less specialty application projects. Gross margin as a percentage of net revenue decreased to 7.5% in fiscal 2017 as compared to 11.7% in fiscal 2016.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $42.4 million for fiscal 2017, an increase of $2.7 million, or 6.8%, from $39.7 million in fiscal 2016. The increase in expense was primarily driven by fluctuations in foreign currencies of $2.1 million.  Higher pension expense and higher bad debt expense also contributed to the increased expense.  Selling, general and administrative expenses as a percentage of net revenues increased to 10.7% for fiscal 2017, compared to 9.8% for fiscal 2016.

Research and Technical Expense.  Research and technical expense was $3.9 million, or 1.0% of revenue, for fiscal 2017, compared to $3.7 million, or 0.9% of net revenue, in fiscal 2016.

Operating Income/(Loss).  As a result of the above factors, operating loss in fiscal 2017 was $(16.5) million, compared to operating income of $4.2 million in fiscal 2016.

Income Taxes.  A benefit from income taxes of $7.0 million was incurred in fiscal 2017, a difference of $5.8 million from a tax benefit of $1.3 million in fiscal 2016. The effective tax rate for fiscal 2017 was 40.8%, compared to 33.8% in fiscal 2016.  The higher tax rate in fiscal 2017 was attributed to a higher proportion of net loss recorded in the higher-rate United States jurisdiction in fiscal 2017 as compared to fiscal 2016.

Net Income/(Loss).  As a result of the above factors, net loss for fiscal 2017 was $(10.2) million, a decrease of $15.2 million from net income of $5.0 million in fiscal 2016.

Volumes, Competition and Pricing

Volumes dropped 11.3% in fiscal 2016 to 18.0 million pounds, then increased slightly to 18.1 million pounds in fiscal 2017.  Business conditions became increasingly challenging over fiscal 2016 and 2017 with falling nickel prices and continued headwinds related to foreign currency and lower oil and gas demand creating a spillover impact on the Company’s chemical processing and industrial gas turbine businesses.  The second half of fiscal 2017 was unfavorably impacted by lower levels of specialty application projects.

Product average selling price per pound declined by $(1.01) or 4.7% in fiscal 2017 as compared to 2016.  A lower value product mix and pricing competition drove a decline of approximately $(1.78) per pound.  This decline was partially offset by an increase in raw material prices of approximately $0.77 per pound, with nickel prices accounting for approximately $0.19 per pound of the increase and cobalt prices accounting for approximately $0.52 per pound of the increase.  While the market price of cobalt has increased dramatically, cobalt usage in the Company’s overall shipments is estimated at below 10%.  Nickel usage in the Company products is more impactful at approximately 50%.  The average market price of nickel as reported by the London Metals Exchange in fiscal 2014 was $7.51 per pound, which declined 20.9% to $5.94 per pound for fiscal 2015, declined 30.3% further to $4.14 per pound in fiscal 2016, then increased moderately to $4.70 in fiscal 2017.  The London Metals Exchange price for the 30-days ending September 30, 2017 was $5.10 per pound.  The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method.  Conversely, in a period of rising prices, the FIFO inventory valuation normally results in lower costs of sales as compared to the last-in, first out method.

Gross Profit Margin Trend Performance

During the first half of fiscal 2017, gross margin dollars declined due to lower levels of specialty application projects as compared to fiscal 2016.    Gross margin dollars in the third quarter of fiscal 2017 were lower due primarily to a lower level of specialty application projects and an increase to the Company’s lower-of-cost-or-market and slow-moving reserve, resulting in a gross margin percentage of only 3.7%.  During the fourth quarter of fiscal 2017, gross margin improved to 5.7% due to higher overall volumes, lack of adjustments to inventory reserves and a more profitable product mix.

Backlog

Backlog was $177.3 million at September 30, 2017, a decrease of approximately $3.6 million, or 2.0%, from $180.9 million at June 30, 2017. The backlog dollars decreased during the fourth quarter of fiscal 2017 due to a 13.9% decrease in backlog pounds partially offset by a 13.8% increase in backlog average selling price.  The primary driver for the reduction in backlog was lower order entry which is typical during the summer months.  The increase in average selling price is due to a higher-value product mix in the backlog.

During fiscal 2017, the backlog increased by $9.0 million, or 5.3%, from $168.3 million at September 30, 2016 to $177.3 million at September 30, 2017 due to a 5.8% increase in backlog pounds partially offset by a 0.5% decrease in backlog average selling price.  The increase in backlog pounds was primarily driven by increases in demand in the aerospace market.

Capital Spending

Capital spending was $31.6 million and $15.0 million in fiscal 2016 and 2017, respectively, and the forecast for capital spending in fiscal 2018 is approximately $17.0 million.  Cumulative capital spending over the past five fiscal years has exceeded $170.0 million, which has increased manufacturing capacity in secondary melting, flat products rolling, annealing, value-added cutting, tubular production as well the implementation of a global information technology system.  These investments should enable the Company to keep pace with anticipated growth in the aerospace market.  The $17.0 million of planned capital spending in fiscal 2018 includes completion of the cold-finishing capacity expansion and completion of the LaPorte service center operations expansion, as well as the ongoing maintenance of existing manufacturing capacity.

Liquidity

During fiscal 2017, the Company’s primary sources of cash were cash on‑hand and cash from operations, as detailed below. At September 30, 2017, the Company had cash and cash equivalents of $46.3 million compared to $59.3 million (excluding restricted cash of $5.4 million) at September 30, 2016. As of September 30, 2017, the Company had cash and cash equivalents of $13.4 million that was held by foreign subsidiaries in various currencies.

Net cash provided by operating activities was $13.1 million in fiscal 2017 compared to $54.0 million in fiscal 2016. The lower cash provided in fiscal 2017 was largely driven by net losses of $10.2 million in fiscal 2017 compared to net income of $5.0 million in fiscal 2016 as well as changes in working capital, in particular, cash used from higher inventories of $7.0 million in fiscal 2017 compared to cash generated from lower inventories of $6.6 million in fiscal 2016 and cash generated from lower accounts receivable of $0.8 million in fiscal 2017 compared to cash generated from lower accounts receivable of $11.0 million in fiscal 2016.  Additionally, cash paid for income taxes was $2.3 million in fiscal 2017 compared to cash refunded of $6.5 million in fiscal 2016.  This was partially offset by cash provided from increases in accounts payable and accrued expenses of $3.5 million in fiscal 2017 compared to cash used from decreases in accounts payable in fiscal 2016.

Net cash used in investing activities in fiscal 2017 of $15.0 million was lower than cash used in investing activities in fiscal 2016 of $31.6 million by $16.6 million as a result of lower additions to property, plant and equipment, as the Company’s capacity expansion in sheet manufacturing was completed.

Net cash used in financing activities in fiscal 2017 of $11.4 million included $11.0 million of dividend payments and approximately $0.3 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.

The Company’s sources of liquidity for fiscal 2018 are expected to consist primarily of cash generated from operations, cash on‑hand and, if needed, borrowings under the U.S. revolving credit facility. At September 30, 2017, the Company had cash of $46.3 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On November 16, 2017, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 15, 2017 to stockholders of record at the close of business on December 1, 2017. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $11.0 million on an annualized basis.

Guidance

The Company expects the current soft market conditions in industrial gas turbines, chemical processing and high-value specialty applications will continue in the near term, although the Company continues to be confident in the strength of the aerospace market and an improving outlook in calendar year 2018 for chemical processing specialty application projects.  In addition, the Company’s first quarter results are typically impacted by holidays, planned maintenance outages and customers delaying shipments beyond calendar year end. These issues, combined with the lack of visibility on transactional business, make near-term guidance difficult.  The Company’s view at this time is that revenue and earnings in the first quarter of fiscal 2018 will be lower than the fourth quarter of fiscal 2017.

Earnings Conference Call

The Company will host a conference call on Friday, November 17, 2017 to discuss its results for the fourth quarter and fiscal 2017.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 17, 2017	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 17th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, December 18th, 2017. To listen to the replay, please dial:

Replay:	877-481-4010
Conference:	22422

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2018 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2017.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Year Ended September 30,
	2016	2017
Net revenues	$406,359	$395,209
Cost of sales	358,779	365,499
Gross profit	47,580	29,710
Selling, general and administrative expense	39,684	42,393
Research and technical expense	3,698	3,855
Operating income (loss)	4,198	(16,538)
Interest income	(108)	(186)
Interest expense	555	865
Income (loss) before income taxes	3,751	(17,217)
Provision for (benefit from) income taxes	(1,269)	(7,027)
Net income (loss)	$5,020	$(10,190)
Net income (loss) per share:
Basic	$0.40	$(0.83)
Diluted	$0.40	$(0.83)
Weighted Average Common Shares Outstanding
Basic	12,361	12,397
Diluted	12,366	12,397

Dividends declared per common share	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	September 30,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$59,297	$46,328
Restricted cash	5,446	—
Accounts receivable, less allowance for doubtful accounts of $402 and $620 at September 30, 2016 and September 30, 2017, respectively	61,612	61,602
Inventories	236,558	244,457
Income taxes receivable	538	—
Other current assets	2,809	2,781
Total current assets	366,260	355,168
Property, plant and equipment, net	199,182	192,556
Deferred income taxes	71,010	58,133
Other assets	1,798	5,107
Goodwill	4,789	4,789
Other intangible assets, net	6,562	6,066
Total assets	$649,601	$621,819
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,925	$32,802
Accrued expenses	12,880	14,108
Income taxes payable	—	195
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	7,488	2,500
Total current liabilities	55,388	54,700
Long-term obligations (less current portion)	8,256	7,896
Deferred revenue (less current portion)	22,829	20,329
Deferred income taxes	1,578	1,741
Accrued pension benefits (less current portion)	130,134	90,957
Accrued postretirement benefits (less current portion)	120,117	112,424
Total liabilities	338,302	288,047
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,520,308 and 12,544,933 shares issued and 12,491,149 and 12,509,757 outstanding at September 30, 2016 and September 30, 2017, respectively)	12	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	246,625	248,733
Accumulated earnings	180,565	159,366
Treasury stock, 29,159 shares at September 30, 2016 and 35,176 shares at September 30, 2017	(1,380)	(1,646)
Accumulated other comprehensive loss	(114,523)	(72,694)
Total stockholders’ equity	311,299	333,772
Total liabilities and stockholders’ equity	$649,601	$621,819

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30,
	2016	2017
Cash flows from operating activities:
Net income (loss)	$5,020	$(10,190)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	20,533	21,601
Amortization	503	496
Pension and post-retirement expense - U.S. and U.K.	19,048	23,435
Change in long-term obligations	73	(15)
Stock compensation expense	1,980	2,109
Excess tax expense from restricted stock vesting	153	—
Deferred revenue	2,488	(7,488)
Deferred income taxes	1,428	(10,072)
Loss on disposition of property	438	612
Change in assets and liabilities:
Restricted cash	(5,446)	5,446
Accounts receivable	10,965	755
Inventories	6,611	(6,982)
Other assets	237	287
Accounts payable and accrued expenses	(1,782)	3,476
Income taxes	3,773	709
Accrued pension and postretirement benefits	(12,035)	(11,052)
Net cash provided by operating activities	53,987	13,127
Cash flows from investing activities:
Additions to property, plant and equipment	(31,633)	(15,006)
Net cash used in investing activities	(31,633)	(15,006)
Cash flows from financing activities:
Dividends paid	(10,988)	(11,009)
Proceeds from exercise of stock options	310	—
Payment for purchase of treasury stock	(289)	(266)
Excess tax expense from restricted stock vesting	(153)	—
Payments on long-term obligation	(91)	(166)
Net cash used in financing activities	(11,502)	(11,441)
Effect of exchange rates on cash	(600)	351
Increase (decrease) in cash and cash equivalents:	10,252	(12,969)
Cash and cash equivalents:
Beginning of period	49,045	59,297
End of period	$59,297	$46,328

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2016 and 2017 are as follows.

	2016
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$95,070	$102,511	$101,255	$107,523
Gross profit	12,088	8,905	13,265	13,322
Net income (loss)	228	(1,162)	2,792	3,162
Net income (loss) per share:
Basic	$ 0.02	$ (0.09)	$ 0.22	$ 0.25
Diluted	$ 0.02	$ (0.09)	$ 0.22	$ 0.25

	2017
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$93,355	$103,112	$97,977	$100,765
Gross profit	10,487	9,788	3,662	5,773
Net income (loss)	(672)	(1,890)	(3,967)	(3,661)
Net income (loss) per share:
Basic	$ (0.06)	$ (0.15)	$ (0.32)	($0.30)
Diluted	$ (0.06)	$ (0.15)	$ (0.32)	($0.30)